Exhibit 99.2

For Information Contact

At Greater Bay Bancorp: Byron A. Scordelis, President and CEO (650) 838-6101 James S. Westfall, EVP and CFO (650) 838-6108	At Silverman Heller Associates: Philip Bourdillon/Gene Heller (310) 208-2550

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP ANNOUNCES REDEMPTION

OF GBB CAPITAL V TRUST PREFERRED SECURITIES

EAST PALO ALTO, Calif. — July 31, 2006 — Greater Bay Bancorp (Nasdaq:GBBK), a financial services holding company, today announced that GBB Capital V will redeem all of its 9.0% Trust Preferred Securities on August 31, 2006. The redemption price of $25.00 per share (plus any accrued and unpaid distributions) will be paid to all holders as of the redemption date. As part of the redemption, Greater Bay Bancorp will also retire the $106,702,000 principal amount of 9.0% Junior Subordinated Deferrable Interest Debentures issued to GBB Capital V.

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the Greater San Francisco Bay Area through Greater Bay Bank, N.A.’s community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank. Nationally, Greater Bay Bancorp provides specialized lending and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2005 and particularly the discussion of risk factors within such documents.

# # #